Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 6, 2022

Relating to Preliminary Prospectus Supplement dated September 6, 2022

Registration Statement No. 333-258108

Final Term Sheet

Dated September 6, 2022

Issuer:	Lowe’s Companies, Inc. (the “Company”)

Trade Date:	September 6, 2022

Settlement Date (T+2):	September 8, 2022

Ratings* (Moody’s/S&P):	Baa1 / BBB+

4.400% Notes due 2025

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	September 8, 2025

Coupon (Interest Rate):	4.400% per annum

Interest Payment Dates:	March 8 and September 8 of each year, beginning March 8, 2023

Benchmark Treasury:	UST 3.125% due August 15, 2025

Benchmark Treasury Price / Yield:	98-25+ / 3.559%

Spread to Benchmark Treasury:	0.850% (85 basis points)

Yield to Maturity:	4.409%

Public Offering Price:	99.975% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$997,250,000

Make-Whole Call:	Prior to the maturity date at T + 15 basis points

Par Call:	None

CUSIP / ISIN:	548661 EK9 / US548661EK91

5.000% Notes due 2033

Aggregate Principal Amount Offered:	$1,250,000,000

Maturity Date:	April 15, 2033

Coupon (Interest Rate):	5.000% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2023 (long first coupon)

Benchmark Treasury:	UST 2.750% due August 15, 2032

Benchmark Treasury Price / Yield:	95-04 / 3.330%

Spread to Benchmark Treasury:	1.700% (170 basis points)

Yield to Maturity:	5.030%

Public Offering Price:	99.748% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,241,225,000

Make-Whole Call:	Prior to the date that is three months prior to the maturity date at T + 30 basis points

Par Call:	On or after three months prior to the maturity date

CUSIP / ISIN:	548661 EL7 / US548661EL74

5.625% Notes due 2053

Aggregate Principal Amount Offered:	$1,500,000,000

Maturity Date:	April 15, 2053

Coupon (Interest Rate):	5.625% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2023 (long first coupon)

Benchmark Treasury:	UST 2.875% due May 15, 2052

Benchmark Treasury Price / Yield:	88-17 / 3.499%

Spread to Benchmark Treasury:	2.150% (215 basis points)

Yield to Maturity:	5.649%

Public Offering Price:	99.643% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,481,520,000

Make-Whole Call:	Prior to the date that is six months prior to the maturity date at T + 35 basis points

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661 EM5 / US548661EM57

5.800% Notes due 2062

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	September 15, 2062

Coupon (Interest Rate):	5.800% per annum

Interest Payment Dates:	March 15 and September 15 of each year, beginning March 15, 2023

Benchmark Treasury:	UST 2.875% due May 15, 2052

Benchmark Treasury Price / Yield:	88-17 / 3.499%

Spread to Benchmark Treasury:	2.350% (235 basis points)

Yield to Maturity:	5.849%

Public Offering Price:	99.244% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$983,690,000

Make-Whole Call:	Prior to the date that is six months prior to the maturity date at T + 40 basis points

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661 EN3 / US548661EN31

Joint Book Running Managers:	Barclays Capital Inc.
Goldman Sachs & Co. LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Senior Co-Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
RBC Capital Markets, LLC

Co-Managers:	MUFG Securities Americas Inc.
Truist Securities, Inc.
BMO Capital Markets Corp.
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC

*	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, Goldman Sachs & Co. LLC at (866) 471-2526, U.S. Bancorp Investments, Inc. at (877) 558-2607 or Wells Fargo Securities, LLC at (800) 645-3751.